FINANCIAL CONSULTING AGREEMENT


                                   August 6, 1996



Dr. Louis F. Centofanti
President
Perma-Fix Environmental Services, Inc.
1940 N.W. 67th Place, Suite A
Gainesville, FL  32653

Dear Mr. Centofanti:

     This Financial Consulting Agreement (the "Agreement") is made and entered into as of the 6th day of August, 1996, by and among Perma-Fix Environmental Services, Inc., a Delaware Corporation ("the Company"), and JW Charles Financial Services, Inc. ("JWC"). The Company hereby retains JWC for the purpose of providing to the Company financial consulting services as enumerated herein, and JWC agrees to be retained to provide such services, pursuant to the terms and conditions set forth herein.

     1. Term. The term of this Agreement will be one (1) year commencing as of September 1, 1996, subject to earlier termination by either party upon thirty (30) days notice.

     2. Financial Consulting Services. During the term hereof, JWC agrees to provide financial consulting services to the Company in the form of (i) evaluating the Company's capital requirements for funding growth and expansion of the Company's operations; (ii) advising the Company as to alternative modes and sources of financing; (iii) analyzing the impact of business decisions, policies, and practices on the value of the Company's securities; and (iv) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not such opportunities are originated by JWC or others. Such services will be available to the Company upon written request made to JWC by the President of the Company. JWC agrees to devote such time, attention and energy as may be necessary to respond to proper requests by the Company for services hereunder. Nothing herein shall be construed, however, to require JWC to provide a minimum number of hours of service to the Company or to limit the right of JWC to perform similar services for the benefit of persons or entities other than the Company.

     3. Compensation. JWC shall receive a consulting fee equal to $12,000.00 per month for each month in the form hereof, payable monthly in advance. In addition, the Company shall issue to JWC a warrant entitling JWC or its designees to purchase 450,000 shares, subject to adjustment (the "Warrant"), of the Company's Common Stock, par value $.001 per share (the "Common Stock"), at a price per share of $1.50, subject to adjustment. The Warrant shall be earned in its entirety by JWC on the signing of the Agreement. The Company agrees to file, on such forms as the Company's counsel deems appropriate, Registration Statements with the Securities and Exchange Commission for the common shares underlying the Warrant on or before October 1, 1996, and thereafter on one occasion as soon as practicable after demanded by JWC. The expense of such filings shall be borne by the Company. the Warrant shall be exercisable on January 1, 1997, and for a period of three years thereafter.

     4. Right of First Refusal. During the term of this Agreement, JWC shall have a right of first refusal to manage any public offering or private placement of securities by or for the Company, any affiliate of the Company or any future affiliate or subsidiary of the Company, provided, however, that JWC offers terms comparable to any other underwriter or placement agent.

     5. Expenses. The Company shall reimburse JWC for all out-of-pocket and other expenses reasonably incurred by JWC in connection with any services provided by JWC under this Agreement.

     6. Independent Contractor. JWC and the Company hereby acknowledge that JWC is an independent contractor. JWC shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, JWC shall take no action which binds, or purports to bind, the Company.

     7. Liability of JWC. The Company acknowledges that all opinions and advice, whether oral or written, given by JWC to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity, other than the Company shall be entitled to make use of or rely upon the advice of JWC to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public reference to JWC or use JWC's name in any annual report or any other report or release of the Company without JWC's prior written consent, except that the Company may, without JWC's further consent, disclose this Agreement (but not information provided to the Company by JWC) in the Company's filings with the Securities and Exchange Commission, if such disclosure is required by law.

     8. Notices. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt, if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by the notice hereafter specify:

     If to the Company:  Perma-Fix Environmental Services, Inc.
                         1940 N.W. 67th Place, Suite A
                         Gainesville, FL  32653
                         Attn: Dr. Louis F. Centofanti, President

     If to JWC:          JW Charles Financial Services, Inc.
                         960 N. Federal Highway, Suite 310
                         Boca Raton, FL  33432
                         Facsimile: (407) 358-2827
                         Attention: Joel Marks, Vice Chairman

     9. Entire Agreement. This Agreement and the Finder's Agreement entered into previously on the date hereof contain the entire agreement between the parties. All rights provided by this Agreement and such Finder's Agreement are intended to be separate and cumulative. This Agreement may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

     10. Survival of Representations and Warranties. The representations, warranties, acknowledgements and separate agreements of JWC and the Company shall survive the termination of this Agreement.

     11. Governing Law. This Agreement shall be construed according to the laws of the State of Florida and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws.

     12. Successors. This Agreement shall be binding upon the parties, their successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed or caused these presents to be executed as of the day and year first above written.

                              PERMA-FIX ENVIRONMENTAL
                              SERVICES, INC.



                              By:   /s/ Louis Centofanti
                                 _________________________________
                                  Name:  Louis F. Centofanti
                                  Title: President

                              JW CHARLES FINANCIAL SERVICES, INC.


                              By:   /s/ Richard A. Dunton
                                 __________________________________
                                  Name:  Richard A. Dunton
                                  Title: Vice President

















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